Exhibit 99.(a)(5)(H)

CUBIST PHARMACEUTICALS ANNOUNCES RESULTS OF TENDER OFFER

FOR OUTSTANDING SHARES OF TRIUS THERAPEUTICS

LEXINGTON, Mass. — September 11, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the results of Cubist’s tender offer to purchase all of the outstanding common shares of Trius Therapeutics, Inc. (NASDAQ: TSRX) for $13.50 per share in cash, plus one Contingent Value Right, entitling the holder to receive an additional cash payment of up to $2.00 for each share they tender if certain commercial sales milestones are achieved. The tender offer is being effected by Cubist’s subsidiary, BRGO Corporation.  The tender offer period expired today, at 9:00 a.m. Eastern Time.

The depositary for the tender offer has advised Cubist that, as of the expiration of the tender offer a total of approximately 31,716,244 shares of Trius common stock had been validly tendered and not withdrawn, representing approximately 65% of the outstanding Trius common shares (not counting as validly tendered shares tendered through notice of guaranteed delivery and not actually delivered). All shares that were validly tendered and not withdrawn during the initial offering period have been accepted for payment.

Pursuant to the terms of the merger agreement, BRGO Corporation, a wholly-owned subsidiary of Cubist, will exercise its option to purchase newly issued shares from Trius.  Following this purchase, BRGO Corporation will own sufficient shares to effect a short-form merger with and into Trius.  The merger is expected to be completed later today.

In the short-form merger, each share of common stock of Trius not tendered in the tender offer (other than shares held by Trius as treasury stock or owned by Cubist, BRGO Corporation or any other subsidiary of Cubist, and other than shares held by a holder who has properly demanded and perfected appraisal rights in accordance with Section 262 of Delaware General Corporation Law) will be converted into the right to receive $13.50 per share in cash, plus one Contingent Value Right. This is the same price per share paid in the tender offer.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding:  the proposed transaction between Cubist and Trius and the expected timetable for completing the transaction, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include: the possibility that certain conditions to the completion of the transaction between Trius and Cubist are not satisfied, or that the transaction may otherwise not be completed on a timely manner, or at all; that, prior to the completion of the transaction, if at all, Trius may not satisfy one or more closing conditions; that the merger agreement may be terminated; the ability to timely consummate the transaction and possibility that the transaction will not be completed; the ability of Cubist to successfully integrate Trius’ operations and employees; the anticipated benefits of the transaction may not be realized; risks related to drug development and commercialization; and those additional factors discussed in Cubist’s and Trius’ most recent Quarterly and Annual Reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission. Cubist and Trius caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and Cubist and Trius undertake no obligation to update or revise any of these statements.

Contacts:

INVESTORS:

Eileen C. McIntyre, 781-860-8533

Vice President, Investor Relations

eileen.mcintyre@cubist.com

or

MacKenzie Partners, Inc.

Mark Harnett, 212-929-5500

tenderoffer@mackenziepartners.com

or

MEDIA:

Julie DiCarlo, 781-860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com

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